Exhibit 16.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have read Cellect Biotechnology Ltd.'s statements included under Item 16F(a) of Form 20-F dated March 29, 2021, and we agree with such statements concerning our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Kost, Forer Gabbay & Kasierer

A Member Firm of Ernst & Young Global

Tel Aviv, Israel

March 29, 2021